United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
August 26, 2025

CANNAE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

1-38300
(Commission File Number)

Nevada	82-1273460
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1701 Village Center Circle
Las Vegas, Nevada 89134
(Addresses of Principal Executive Offices)

(702) 323-7330
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Cannae Common Stock, $0.0001 par value	CNNE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 26, 2025, Clearlake Capital Group, L.P. completed its previously announced acquisition of Dun & Bradstreet Holdings, Inc. ("D&B" or "Dun & Bradstreet") in a transaction valued at $7.7 billion (the "D&B Sale"). At closing of the D&B Sale, Dun & Bradstreet shareholders received $9.15 in cash for each share of D&B common stock they owned. In conjunction with the D&B Sale, Cannae Holdings, Inc. (the "Company") disposed of all of its equity interests in D&B for aggregate cash proceeds of $540.3 million (the "D&B Disposition") and no longer holds any ownership interest in D&B.

Additional information regarding the D&B Sale can be found in D&B’s filings with the Securities and Exchange Commission.

Item 8.01.	Other Events.

Press Release

On August 26, 2025, the Company issued a press release announcing the completion of the D&B Disposition and certain other Company initiatives and events, including the scheduled date of the Company's annual meeting of shareholders. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2025 Annual Meeting of Shareholders

The Company has scheduled the Company’s 2025 annual meeting of shareholders ("2025 Annual Meeting") for December 12, 2025. Further information about the 2025 Annual Meeting will be specified in the Company’s proxy statement for the 2025 Annual Meeting.

Because the date of the 2025 Annual Meeting is more than thirty (30) days after the anniversary of the Company’s 2024 annual meeting of shareholders (the "2024 Annual Meeting"), the Company has set a new deadline for the receipt of shareholder proposals submitted for the 2025 Annual Meeting pursuant to Rule 14a-8 ("Rule 14a-8") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a shareholder desires to present a proposal for inclusion in the Company’s proxy statement for the 2025 Annual Meeting pursuant to Rule 14a-8, the proposal must be submitted in writing to the Company at 1701 Village Center Circle, Las Vegas, NV 89134 no later than September 5, 2025, which is ten (10) days following the date hereof and the date that the Company has determined to be a reasonable time before the Company plans to begin printing and mailing its proxy materials. Additionally, to be included in the Company’s proxy materials, proposals must also comply with the rules and regulations of the Securities and Exchange Commission.

In addition, pursuant to the Company’s bylaws (the "Bylaws"), if the 2025 Annual Meeting is held more than thirty (30) days after the anniversary of the 2024 Annual Meeting, notice of any director nomination(s) or other proposal(s) that any shareholder intends to present at the 2025 Annual Meeting, but does not seek to have included in the proxy materials pursuant to Rule 14a-8, must be delivered in writing to the Company no later than the close of business on the tenth (10th) day following the date of first public disclosure of the meeting date to be timely. Accordingly, such notice must be delivered in writing to the address specified above no later than the close of business on September 5, 2025, which is ten (10) days following the date hereof, and such notice must also meet the requirements set forth in the Bylaws and applicable law.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to the Company at the address specified above no later than October 13, 2025, which is sixty (60) calendar days prior to the date of the 2025 Annual Meeting.

Item 9.01.	Financial Statements and Exhibits.
(b) Pro forma financial information.

The unaudited pro forma financial information of the Company giving effect to the D&B Disposition is attached hereto as Exhibit 99.2.

(d) Exhibits

Exhibit	Description
99.1	Press release dated August 26, 2025
99.2	Unaudited pro forma financial information
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cannae Holdings, Inc.
Date:	August 26, 2025	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary